CKE RESTAURANTS, INC. REPORTS SECOND QUARTER FISCAL YEAR 2013 RESULTS

CARPINTERIA, Calif. – September 18, 2012 — CKE Restaurants, Inc. (“CKE Restaurants”) announced today its second fiscal quarter financial results for the twelve weeks ended August 13, 2012. The Company expects to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) on Wednesday, September 19, 2012 after the close of the financial markets.

Company-Operated Same-Store Sales and Average Unit Volumes

Company-operated same-store sales increased 2.9% in the second quarter of fiscal 2013. Carl’s Jr. same-store sales increased 4.0% and Hardee’s same-store sales increased 1.6% during the quarter.

	Second Quarter		Year-to-date

Brand	FY13	FY12	FY13	FY12

Carl’s Jr.	4.0%	2.0%	3.2%	2.0%
Hardee’s	1.6%	2.5%	2.2%	6.4%
Consolidated	2.9%	2.2%	2.7%	4.1%

At the end of the second quarter, the fifty-two week average unit volume for company-operated restaurants was $1,277,000. The fifty-two week average unit volumes for Carl’s Jr. and Hardee’s were $1,438,000 and $1,132,000, respectively.

To date, company-operated same-store sales for the third quarter of fiscal 2013 are positive in the mid-single digits.

Second Quarter Results

The Company reported total revenue of $308.6 million for the fiscal 2013 second quarter, an increase of $8.9 million, or 3.0%, compared to the fiscal 2012 second quarter.

“We are encouraged by the strong momentum of our business and the positive same-store sales results at both brands during the second quarter. The Company has now had eight consecutive quarters of positive company-operated same-store sales. Hardee’s has now had nine consecutive quarters of positive same-store sales and Carl’s Jr. posted its sixth consecutive quarter of positive same-store sales,” said Andrew F. Puzder, Chief Executive Officer.

For the fiscal 2013 second quarter, company-operated restaurant-level adjusted EBITDA margin was 19.4%, a 230 basis point increase over the prior year second quarter, in part due to the increase in company-operated same-store sales. Food and packaging costs as a percentage of company-operated restaurants revenue decreased 90 basis points, primarily as a result of higher year over year restaurant pricing and changes in product mix. While beef prices were essentially flat compared to the prior year quarter, commodity costs were lower for pork, cheese and dairy products and higher for potato and chicken products. Occupancy and other expense, excluding depreciation and amortization, as a percentage of company-operated restaurants revenue decreased 90 basis points, primarily as a result of sales leverage, lower repairs and maintenance expense and utilities expense. Labor and benefits as a percentage of company-operated restaurants revenue decreased 50 basis points. Refer to the further discussion of company-operated restaurant-level adjusted EBITDA margin under the heading “Non-GAAP Measures” below.

Adjusted EBITDA for the second quarter of fiscal 2013 increased by $6.8 million, or 16.5%, over the prior year second quarter. Adjusted EBITDA was $47.6 million in the second quarter of fiscal 2013 compared to $40.9 million in the prior year second quarter. Adjusted EBITDA represents net income (loss) adjusted to exclude income taxes, interest income and expense, asset impairments, facility action charges, depreciation and amortization, management fees, the effects of acquisition accounting adjustments, and certain non-cash and unusual items. Refer to the further discussion of Adjusted EBITDA under the heading “Non-GAAP Measures” below, which includes a reconciliation of net income (loss) to Adjusted EBITDA.

As of August 13, 2012, cash and cash equivalents were $62.2 million and the Company had $69.4 million available under its credit facility with no borrowings outstanding. Additionally, the Company had $31.1 million of temporarily restricted cash and cash equivalents as of August 13, 2012, which was restricted as a result of a tender offer for $29.9 million principal amount of the Company’s 11.375% senior secured second lien notes due 2018 (the “Senior Secured Notes”). The tender offer expired on August 16, 2012 with no notes tendered, and the related cash and cash equivalents became unrestricted and available for general corporate purposes at that time.

During the second quarter of fiscal 2013, the Company entered into agreements with independent third parties under which the Company sold and leased back 19 restaurant properties. The Company generated proceeds of $27.6 million in connection with these transactions.

On July 16, 2012, the Company redeemed $60.0 million principal amount of its Senior Secured Notes at a price equal to 103% of the principal amount redeemed. Subsequent to the redemption and as of August 13, 2012, the principal amount of the Senior Secured Notes outstanding was $472.1 million.

Capital expenditures for the fiscal 2013 second quarter were $9.8 million, of which $4.0 million related to new store openings, dual-branding and remodeling projects. For fiscal 2013, the Company expects capital expenditures to be between $60.0 million and $70.0 million.

As of August 13, 2012, the Company’s system-wide restaurant portfolio consisted of:

	Carl's Jr.	Hardee's	Other	Total
Company-operated	423	469	0	892
Domestic franchised	696	1,230	7	1,933
International franchised	214	240	0	454

Total	1,333	1,939	7	3,279

Conference Call Information

The Company will host its second quarter fiscal 2013 conference call on Wednesday, September 19, 2012 at 8:00 a.m. (PDT). The dial in information is as follows: (973) 500-2164 U.S. and international. The conference ID is 29873355.

A replay will be made available approximately two hours after the conclusion of the live event. The replay will be available for 7 days and can be accessed by calling (404) 537-3406. The conference ID is 29873355.

Company Overview

CKE Restaurants, Inc. is a privately held company headquartered in Carpinteria, Calif. As of the end of the second quarter of fiscal 2013, the Company, through its subsidiaries, had a total of 3,279 franchised or company-operated restaurants in 42 states and 26 foreign countries. For more information about CKE Restaurants, please visit www.ckr.com.

Forward-looking Statements

Matters discussed in this press release contain forward-looking statements, including those relating to the Company’s financial statements and results of operations, the Company’s expected capital expenditures, the timing of the Company’s earnings conference call, and the filing of the Company’s periodic reports with the SEC, which are based on management’s current beliefs and assumptions. Although the Company does not make forward-looking statements unless it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to: the Company’s ability to compete with other restaurants, supermarkets and convenience stores for customers, employees, restaurant locations and franchisees; changes in consumer preferences, perceptions and spending patterns; changes in food, packaging and supply costs; the ability of the Company’s key suppliers to continue to deliver premium-quality products to the Company at moderate prices; the Company’s ability to successfully enter new markets, complete construction of new restaurants and complete remodels of existing restaurants; changes in general economic conditions and the geographic concentration of the Company’s restaurants, which may affect the Company’s business; the Company’s ability to attract and retain key personnel; the Company’s franchisees’ willingness to participate in the Company’s strategy; risks associated with implementing the Company’s growth strategy; the operational and financial success of the Company’s franchisees; the willingness of the Company’s vendors and service providers to supply goods and services pursuant to customary credit arrangements; risks associated with operating in international locations; the effect of the media’s reports regarding food-borne illnesses, food tampering and other health-related issues on the Company’s reputation and its ability to procure or sell food products; the seasonality of the Company’s operations; the effect of increasing labor costs including health care related costs; increased insurance and/or self-insurance costs; the Company’s ability to comply with existing and future health, employment, environmental and other government regulations; the Company’s ability to adequately protect its intellectual property; the adverse affect of litigation in the ordinary course of business; a significant failure, interruption or security breach of the Company’s computer systems or information technology; catastrophic events including war, terrorism and other international conflicts, public health issues or natural causes; the potentially conflicting interests of the Company’s sole stockholder and the Company’s creditors; the Company’s substantial leverage which could limit its ability to raise capital, react to economic changes or meet obligations under its indebtedness; the effect of restrictive covenants in the Company’s indenture and credit facility on the Company’s business; and other factors as discussed in the Company’s filings with the SEC.

As a result of these risks and uncertainties, or as a result of other risks and uncertainties of which the Company’s management is currently unaware or that the Company’s management does not presently believe to be material, the Company cannot assure readers that the forward-looking statements in this press release will prove to be accurate. Furthermore, if the Company’s forward-looking statements prove to be inaccurate, the impact may be material. In light of the significant uncertainties in these forward-looking statements, readers should not regard these statements as a representation or warranty by the Company or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release speak only as of the date of this press release.

The Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether to conform such statement to actual results or as a result of changes in the opinions or expectations of the Company’s management, new information, future events or otherwise, in each case except as required by law.

Contact:
Beth Mansfield
Public Relations
(805) 745-7741
bmansfield@ckr.com

  CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	August 13, 2012	August 15, 2011	August 13, 2012	August 15, 2011
Revenue:
Company-operated restaurants	$270,734	$262,991	$632,200	$614,595
Franchised restaurants and other	37,893	36,738	88,758	85,717

Total revenue	308,627	299,729	720,958	700,312

Operating costs and expenses:
Restaurant operating costs:
Food and packaging	80,113	80,231	188,615	189,133
Payroll and other employee benefits	76,233	75,310	178,998	176,973
Occupancy and other	61,992	63,393	143,477	146,076

Total restaurant operating costs	218,338	218,934	511,090	512,182
Franchised restaurants and other	18,854	18,440	44,483	44,318
Advertising	16,016	15,399	36,868	35,460
General and administrative	29,772	29,346	71,488	70,306
Facility action charges, net	2,029	(70)	2,430	441
Other operating expenses	—	194	—	545

Total operating costs and expenses	285,009	282,243	666,359	663,252

Operating income	23,618	17,486	54,599	37,060
Interest expense	(17,834)	(17,816)	(41,633)	(42,211)
Other expense, net	(3,179)	(2,215)	(2,030)	(1,416)

Income (loss) before income taxes	2,605	(2,545)	10,936	(6,567)
Income tax expense (benefit)	837	(314)	(341)	(1,735)

Net income (loss)	$1,768	$(2,231)	$11,277	$(4,832)

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and par values)
(Unaudited)

	August 13, 2012	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$62,168	$64,555
Cash and cash equivalents — restricted	31,073	—
Accounts receivable, net of allowance for doubtful accounts of $29 as of August 13, 2012 and $38 as of January 31, 2012	19,517	24,099
Related party trade receivables	24	252
Inventories	17,050	16,144
Prepaid expenses	12,861	15,897
Advertising fund assets, restricted	22,941	18,407
Deferred income tax assets, net	25,487	25,140
Other current assets	3,857	3,695

Total current assets	194,978	168,189
Property and equipment, net of accumulated depreciation and amortization of $157,637 as of August 13, 2012 and $117,010 as of January 31, 2012	624,614	645,552
Goodwill	208,923	208,885
Intangible assets, net	425,059	433,139
Other assets, net	25,393	24,373

Total assets	$1,478,967	$1,480,138

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$4	$3
Current portion of capital lease obligations	7,982	7,988
Accounts payable	24,113	40,790
Advertising fund liabilities	22,941	18,407
Other current liabilities	99,458	85,169

Total current liabilities	154,498	152,357
Long-term debt, less current portion	465,094	523,638
Capital lease obligations, less current portion	31,083	34,981
Deferred income tax liabilities, net	148,214	156,656
Other long-term liabilities	251,581	197,767

Total liabilities	1,050,470	1,065,399

Stockholder’s equity:
Common stock, $0.01 par value; 100 shares authorized, issued and outstanding as of August 13, 2012 and January 31, 2012	—	—
Additional paid-in capital	459,733	457,252
Investment in CKE Inc. Toggle Notes	(8,362)	(8,362)
Accumulated deficit	(22,874)	(34,151)

Total stockholder’s equity	428,497	414,739

Total liabilities and stockholder’s equity	$1,478,967	$1,480,138

Non-GAAP Measures

Adjusted EBITDA and Adjusted EBITDAR

Adjusted EBITDA represents net income (loss) adjusted to exclude income taxes, interest income and expense, asset impairments, facility action charges, depreciation and amortization, management fees, the effects of acquisition accounting adjustments, and certain non-cash and unusual items. The Company calculates Adjusted EBITDAR by adjusting Adjusted EBITDA to exclude the Company’s aggregate cash rent expense, less rental income from franchisees and third parties, subject to certain adjustments and exclusions.

Management uses Adjusted EBITDA and Adjusted EBITDAR because it believes that they are important measures of operating performance. In particular, management considers Adjusted EBITDA and Adjusted EBITDAR to be useful financial measures that highlight trends in the Company’s business and provide a comparable measure of profitability of similar enterprises. In addition, management believes that Adjusted EBITDA and Adjusted EBITDAR are effective, when used in conjunction with net income (loss) or income (loss) before income taxes, in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA and Adjusted EBITDAR provide useful information to noteholders because these measures provide insight into management’s evaluation of the Company’s results of operations. The calculations of Adjusted EBITDA and Adjusted EBITDAR may not be consistent with “EBITDA” and “EBITDAR” for the purpose of the covenants in the agreements governing the Company’s indebtedness.

Adjusted EBITDA and Adjusted EBITDAR are not measures of financial performance under U.S. generally accepted accounting principles (“GAAP”), are not intended to represent cash flows from operations under U.S. GAAP and should not be used as alternatives to net loss, or loss before income taxes, as indicators of operating performance, or as alternatives to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using Adjusted EBITDA and Adjusted EBITDAR by using them only to supplement the Company’s U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP.

Some of the limitations of Adjusted EBITDA and Adjusted EBITDAR are:

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and Adjusted EBITDA and Adjusted EBITDAR do not reflect the cash requirements for such replacements;

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect changes in, or cash requirements for, the Company’s working capital requirements;

•	Adjusted EBITDA and Adjusted EBITDAR do not reflect the cash necessary to make payments of interest or principal on the Company’s indebtedness; and

•	Adjusted EBITDAR does not reflect the cash necessary to make payments of rent under the Company’s lease obligations.

While Adjusted EBITDA and Adjusted EBITDAR are frequently used as measures of operations and the ability to meet indebtedness service requirements, these measures as calculated by the Company are not necessarily directly comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

CKE RESTAURANTS, INC.
ADJUSTED EBITDA AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Twelve	Twelve	Twenty-eight	Twenty-eight
	Weeks ended	Weeks ended	Weeks ended	Weeks ended
	13-Aug-12	15-Aug-11	13-Aug-12	15-Aug-11

Net income (loss)	$1,768	$(2,231)	$11,277	$(4,832)
Interest expense	17,834	17,816	41,633	42,211
Income tax expense (benefit)	837	(314)	(341)	(1,735)
Depreciation and amortization	18,445	18,905	43,912	43,843
Facility action charges, net	2,029	(70)	2,430	441
Transaction-related costs (1)	—	194	—	545
Management fees (2)	574	575	1,339	1,342
Share-based compensation expense	1,064	999	2,481	2,468
Losses on asset and other disposals	199	283	420	996
Difference between U.S. GAAP rent and cash rent	700	659	1,535	1,277
Other, net (3)	4,173	4,055	4,586	5,815

Adjusted EBITDA	$47,623	$40,871	$109,272	$92,371
Net Rent (4)	12,279	11,923	28,721	27,283
Adjusted EBITDAR	$59,902	$52,794	$137,993	$119,654

(1) Transaction-related costs include investment banking, legal, and other costs related to the merger that occurred on July 12, 2010.
(2) Represents the amounts associated with the management services agreement with Apollo Management VII, L.P. for on-going investment banking, consulting, and financial planning services, which are included in general and administrative expense.

(3) Other, net includes interest income, the net impact of acquisition accounting, early extinguishment of debt, executive retention bonus, severance costs and disposition business expense.

(4) Represents aggregate cash rent expense of the Company less rental income from franchisees and third parties, subject to certain adjustments and exclusions.

Company-Operated Restaurant-Level Non-GAAP Measures

Company-operated restaurant-level adjusted EBITDA is expressed in dollars and defined as company-operated restaurants revenue (i) less restaurant operating costs excluding depreciation and amortization expense and (ii) less advertising expense. Restaurant operating costs are the expenses incurred directly by company-operated restaurants in generating revenues and do not include advertising costs, general and administrative expenses or facility action charges. Company-operated restaurant-level adjusted EBITDA margin is expressed as a percentage and defined as company-operated restaurant-level adjusted EBITDA divided by company-operated restaurants revenue.

Company-operated restaurant-level adjusted EBITDA and company-operated restaurant-level adjusted EBITDA margin are non-GAAP measures utilized by management internally to evaluate and compare the Company’s operating performance for company-operated restaurants between periods. In addition, management believes that these financial measures provide useful information to potential investors and analysts because they provide insight into management’s evaluation of the Company’s results of operations. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measures. These non-GAAP measures have certain limitations including the following:

•	Because not all companies calculate these measures identically, the Company’s presentation of such measures may not be comparable to similarly titled measures of other companies;

•	These measures exclude certain general and administrative and other operating costs, which should also be considered when assessing the Company’s operating performance; and

•	These measures exclude depreciation and amortization, and although they are non-cash charges, the assets being depreciated or amortized will often have to be replaced and new investments made to support the operations of the Company’s restaurant portfolio.

The following is a reconciliation of company-operated restaurant-level adjusted EBITDA and company-operated restaurant-level adjusted EBITDA margin (unaudited):

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	August 13, 2012	August 15, 2011	August 13, 2012	August 15, 2011
Company-operated restaurant-level adjusted EBITDA:
Company-operated restaurants revenue	$270,734	$262,991	$632,200	$614,595
Less: restaurant operating costs	(218,338)	(218,934)	(511,090)	(512,182)
Add: depreciation and amortization expense	16,030	16,387	38,099	37,987
Less: advertising expense	(16,016)	(15,399)	(36,868)	(35,460)

Company-operated restaurant-level adjusted EBITDA	$52,410	$45,045	$122,341	$104,940

Company-operated restaurant-level adjusted EBITDA margin	19.4%	17.1%	19.4%	17.1%